State of
           Names                 Incorporation      D/B/A (if applicable)
------------------------------   -------------   --------------------------
Food For Health Company, Inc.      Arizona
U.S. Health Distributors, Inc.     Florida
America Direct, Inc.               Florida
Chamberlin Natural Foods, Inc.     Florida       Chamberlin's Market & Cafe
Health Food Associates, Inc.       Oklahoma      Akin's Natural Foods Market



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